Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

‘REFRESHES ITS’

MOMENTUM

FORT LAUDERDALE, FL, July 18, 2014 . . . National Beverage Corp. (NASDAQ:FIZZ) today reported results for Fiscal 2014.

“While we exhausted vigorous efforts to overcome much repeated industry challenges, our Fiscal 2014 results were skewed,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Painful, Yes – Resilient and Resourceful, we excitingly begin Fiscal 2015,” continued Caporella.

For the fiscal year ended May 3, 2014 ‒

●	Revenues decreased to $641.1 million	off 3.2%

●	Net income decreased to $43.6 million	off 7.0%

●	Earnings per share decreased to $ .93	off 7.9%

“National Beverage is a quality Company, led by its passion to innovate. Vigorous attempts are simultaneously underway to lead the soft drink industry through its evolution to comply with the outcry of regulators and consumers alike. We are and plan to continue leading the way. All areas of our business, including carbonated soft drinks, are growing! Yes, the size of our smile is magnified by our Power+ Sparkling Waters. Our new dynamic creative has resulted in exciting consumer appeal. Keep a watchful eye for LaCroix’s Cúrate with its one-of-a-kind packaging and unique taste! Also, our distinctive change to the new flavors of brand LaCroix are a ‘must’ see and taste,” stated Caporella.

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National Beverage Corp.

“First quarter is more than on track – May and June have given Fiscal 2015 a passionate start. That’s a YES!!

A lesson worth sharing: silver linings usually accompany challenges, microscopic and often missed. Ours is a vivid confirmation that we own a philosophy that provokes our agility to change direction quickly – while a dynamic metamorphosis is underway in the soft drink industry. Our silver lining places us magnificently in the forefront of it! Indeed, our shareholder value will reflect these opportunistic elements.

Muhammad Ali once said, ‘Taking a punch at certain times . . . may be far better than giving one!’” concluded Caporella.

P.S. We asked on September 5, 2013 to have you judge our results –

        “trailing twelve months ending July 2014” . . . Well, we are about to see!

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Fiscal Year Ended

May 3, 2014 and April 27, 2013

(in thousands, except per share amounts)

	Fiscal Year Ended
	May 3, 2014	April 27, 2013

Net Sales	$641,135	$662,007

Net Income	$43,635	$46,920

Earnings Per Common Share
Basic	$.93	$1.01
Diluted	$.92	$1.01

Average Common Shares Outstanding
Basic	46,331	46,310
Diluted	46,519	46,482

The fiscal year ended May 3, 2014 consisted of 53 weeks.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.